EXHIBIT 32.2

Written Statement of the Chief Financial Officer Pursuant to 18 U.S.C.  1350

Solely for the purposes of complying with 18 U.S.C. 1350, I, the undersigned Principal Executive Officer of Bravo Enterprises Ltd. (the "Company"), hereby certify, based on  my knowledge,  that  the Quarterly Report on Form 10-Q of the Company for the third quarter ended September 30, 2014 (the "Report") fully complies with  the requirements of Section 13(a) of the Securities Exchange Act  of 1934 and that information contained in the Report fairly presents,  in all material respects, the financial condition  and results of operations of the Company.

Date: November 19, 2014	By:	/s/ Matt Kelly
Matt Kelly
CFO, Director, Secretary & Treasurer